Exhibit 10.2

AMENDED AND RESTATED WILBER NATIONAL BANK SPLIT DOLLAR POLICY ENDORSEMENT

Insurers:	Mass Mutual Life Insurance Company
Mass Mutual Life Insurance Company
Mass Mutual Life Insurance Company
Mass Mutual Life Insurance Company
Southland Life Insurance Company
New York Life Insurance Company

Policy Numbers:	Included in original document

Bank:	Wilber National Bank

Insured:	Douglas C. Gulotty

Relationship of Insured to Bank:	Executive

Trust:	Rabbi Trust for The Bank of New York

The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

I.	DEFINITIONS

Refer to the policy contract for the definition of any terms in this Agreement that are not defined herein.  If the definition of a term in the policy is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the policy.

A.	Normal Retirement Age:

“Normal Retirement Age” shall mean the later of age sixty-two (62) or termination.

B.            Base Annual Salary:

“Base Annual Salary” shall mean the most recent base full-time annual salary, exclusive of bonuses, commissions, options, or incentives of any kind.  In the event of retirement or other termination of employment, Base Annual Salary shall be the last base salary annualized prior to retirement of such other termination of employment.

C.	Disability:

Disability shall mean, the Insured is unable to perform substantially all of the Insured’s normal duties, as determined by the Insured’s written agreement of the Bank and or Wilber’s personnel policies, as established by the Board of Directors of the Bank and or Wilber in their sole and absolute discretion.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Trustee for the Rabbi Trust for the Wilber National Bank Split Dollar Policy Endorsement for its use and for the use of the Insured all in accordance with this Agreement.  The Trustee at the direction of the Bank may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values.  Where the Trustee at the direction of the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Beneficiary Designation Agreement, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.  Any rights created under the Split Dollar Policy Endorsement and the Rabbi Trust shall be mere unsecured contractual rights of split dollar policy plan participants and their beneficiaries against the Trust.  Any assets held by the Trust will be subject to the claims of Bank’s general creditors under federal and state law in the event of insolvency.

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III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.  The Insured shall have the right to name such Beneficiary at any time prior to the Insured’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided.  Once received and acknowledged by the Plan Administrator, the form shall be effective.  The Insured may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator.  Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

If the Insured dies without a valid Beneficiary designation on file with the Plan Administrator, death benefits shall be paid to the Insured’s estate.

If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Insured and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

IV.	PREMIUM PAYMENT METHOD

Subject to the Bank’s absolute right to surrender or terminate the policy at any time and for any reason, the Bank or the Trustee at the direction of the Bank must pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.  In the event the Bank shall surrender or terminate the policy(ies), the Bank, or any successor thereof, shall provide replacement coverage and pay any such premium payment due for such replacement coverage, to insure payment of the benefit as stated in Paragraph VI.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the imputed value of insurance as required by the Internal Revenue Service.  The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy(ies) is as follows:

A.
Should the Insured be employed by the Bank at the time of death, the Insured’s Beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to the lesser of four times (4x’s) the Insured’s final Base Annual Salary, less Fifty Thousand and 00/100th Dollars ($50,000.00) or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds.  The net-at-risk insurance portion is the total proceeds less the cash value of the policy.  Such death benefit shall not exceed Seven Hundred Thousand and 00/100th Dollars ($700,000.00).

B.
Should the Insured be retired from the Bank on or after age sixty-two (62) at the time of death, the Insured’s Beneficiary(ies) designated in accordance with Paragraph III, shall be entitled to a benefit equal to the lesser of the Insured’s final Base Annual Salary or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds.  Should the combination of the Insured’s age and total years of employment be at least seventy (70), at the time of the Insured’s death, the Insured’s Beneficiary(ies) shall be entitled to a benefit equal to the lesser of four times (4x’s) the Insured’s final Base Annual Salary, exclusive of bonuses, options or incentives or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds.  The net-at-risk insurance portion is the total proceeds less the cash value of the policy.  Such death benefit shall not exceed Seven Hundred Thousand and 00/100th Dollars ($700,000.00).

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C.
Should the Insured be terminated from the bank due to Disability at the time of death, the Insured’s Beneficiary(ies) shall be entitled to a benefit equal to the lesser of four times (4x’s), the Insured’s final Base Annual Salary, or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds.  The net-at-risk insurance portion is the total proceeds less the cash value of the policy.  Such death benefit shall not exceed Seven Hundred Thousand and 00/100th Dollars ($700,000.00).

D.
Should the Insured suffer a voluntary termination of employment from the Bank, without cause, prior to age sixty-two (62), the Insured’s Beneficiary(ies) shall be entitled to an amount equal to the lesser of Twenty-Five Thousand and 001/00th Dollars ($25,000.00) or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds, unless superseded by a termination agreement by and between the Bank and the Insured.  The net-at-risk insurance portion is the total proceeds less the cash value of the policy.

E.
Should the Insured suffer an involuntary termination of employment from the Bank, without case, prior to the age sixty-two (62), the Insured’s Beneficiary(ies) shall be entitled to an amount equal to the lesser of the Insured’s final Base Annual Salary, or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds, unless superseded by a termination agreement by and between the Bank and the Insured.  The net-at-risk insurance portion is the total proceeds less the cash value of the policy.

F.
Should the Insured be discharged “for cause” at the time of death, the Insured’s Beneficiary(ies) shall be entitled to amount equal to the lesser of Ten Thousand and 00/100th Dollars ($ 10,000.00) or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds. The net-at-risk insurance portion is the total proceeds less the cash value of the policy.  The term “for cause” shall mean termination for gross negligence, commission of a felony or crime involving moral turpitude, fraud, disloyalty, dishonesty or violation of any law or Bank policy.

G.	The Bank shall be entitled to the remainder of such proceeds.

H.
The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank or the Trust shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank or the Trustee at the direction of the Bank and any applicable surrender charges.  Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank’s or the Trust’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value.  Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.            TERMINATION OF AGREEMENT

This Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank or the Trustee, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank or the Trustee at the direction of the Bank, their heirs, successors, personal representatives and assigns.

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XII.	ADMINISTRATIVE AND CLAIMS PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.            Plan Administrator.

The “Plan Administrator” of this Split Dollar Policy Endorsement shall be Wilber National Bank.  As Plan Administrator, the Bank or the Trustee at the direction of the Bank shall be responsible for the management, control, and administration of this Split Dollar Policy Endorsement as established herein.  The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

C.            Claim Procedures.

Claim forms or claim information as to the subject policy can be obtained by contacting Benmark, Inc. (800-544-6079).  When the Plan Administrator has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the Plan Administrator what further requirements are necessary.  The Insurer will evaluate and make a decision as to payment.  If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Plan Administrator of the denial pursuant to the requirements under the terms of the policy.  If the Plan Administrator is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer.  All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.        GENDER

Whenever in this Agreement words are used in the masculine or neutral gender, they shall be read and construed as in the masculine, feminine or neutral gender, whenever they should so apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement.  Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XV.         CHANGE IN CONTROL

Change in Control shall be defined as the occurrence of any one of the following:

a.	a transaction where a consolidation or merger occurs of either Wilber or the Bank and neither is the continuing or surviving corporation; or

b.
a transaction where the shares of either Wilber’s or the Bank’s common stock (meaning stock with the lowest priority in terms of payment or dividends) are exchanged for cash, securities or other property.  This does not include transactions where there is a merger of Wilber or of the Bank, and stockholders of Wilber’s or the Bank’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

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c	a transaction involving any sale, lease, exchange or other transfer of all, or substantially all, of the assets of Wilber or of the Bank; or

d.
a transaction where the stockholders of Wilber approve any plan or proposal for the liquidation (meaning where corporate assets are converted into cash and distributed among creditors and shareholders) or dissolution (meaning the formal disbanding of the corporation) of Wilber or of the Bank; or

e.
a transaction where any person other than the holders of Wilber’s common stock on the date on which it takes effect, or the spouse or children of such holders, becomes the beneficial owner (meaning a corporate shareholder who has the power to buy or sell the shares, but who has not registered the shares on the corporation’s books in his or her name) of twenty-five percent (25%) or more of Wilber’s outstanding common stock; or

f.	a transaction where any person other than Wilber becomes the beneficial owner of fifty percent (50%) or more of the Bank’s outstanding common stock; or

g.
a transaction where during any consecutive two year period, individuals who at the beginning of such period make up the entire Board of Directors of Wilber, do not constitute a majority of the Board of Directors for any reason, unless the election, or the nomination for election by Wilber’s stockholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors who were then still in office and who were directors at the beginning of the period.

For the purposes of this Agreement, transfers made on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.

Upon a Change in Control, if the Insured’s employment is subsequently terminated (voluntarily or involuntarily), except for cause, the Insured’s Beneficiary(ies) shall be entitled to the lesser of four times (4x’s) the Insured’s final Base Annual Salary, or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds.  The net-at-risk insurance portion is the total proceeds less the cash value of the policy.  Such death benefit shall not exceed Seven Hundred Thousand and 00/100th Dollars ($700,000.00).

Upon a Change in Control, if the Insured’s employment is subsequently terminated for cause, the Insured’s Beneficiary(ies) shall be entitled to amount equal to the lesser of Ten Thousand and 00/100th Dollars ($10,000.00) or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds. The net-at-risk insurance portion is the total proceeds less the cash value of the policy.

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement.

XVI.        AMENDMENT OR REVOCATION, AND EXCHANGE OF POLICY

This Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.  The Bank may, however, unilaterally and without the consent of the Insured, exchange any life insurance policy(ies) that are the subject matter of this Agreement, the  as long as said policy(ies) are replaced.

XVII.          EFFECTIVE DATE

The Effective Date of this Agreement shall be December 31, 2007.

XVIII.         SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, in the event that any provision is held to be overbroad as written such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

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XIX.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax and accounting laws, rules and regulations will continue in effect in their current form.  If any said assumptions should change and said change has a detrimental effect on this Split Dollar Policy Endorsement, then the Bank reserves the right to terminate or modify this Agreement accordingly.  Upon a Change in Control (Paragraph XV), this paragraph shall become null and void effective immediately upon said Change in Control.

XX.         AMEND AND RESTATE

This agreement shall amend and restate the Wilber National Bank Split Dollar Policy Endorsement dated the 21st day of September, 2001, and shall restate the entire Agreement of the parties pertaining to this Wilber National Bank Split Dollar Policy Endorsement.

XXI.        APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of New York.

Executed at Oneonta, New York, this 31st day of December, 2007.

WILBER NATIONAL BANK

Oneonta, NY

/s/ Robert D. Harder	By:	/s/ Joseph E. Sutaris	CFO
Witness		(Bank Officer other than Insured)	Title

/s/ Robert D. Harder		/s/ Douglas C. Gulotty
Witness		Douglas C. Gulotty

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